EXHIBIT (c)(5)

             IN THE UNITED STATES DISTRICT COURT

          FOR THE EASTERN DISTRICT OF PENNSYLVANIA

---------------------------------x

NORFOLK SOUTHERN CORPORATION, a
Virginia corporation,
Three Commercial Place
Norfolk, VA 23510-2191,

New Acquisition Corporation
Three Commercial Place
Norfolk, VA 23510-2191,

          and

Kathryn B. McQuade
5114 Hunting Hills Drive
Roanoke, VA 24014,

                    Plaintiffs,

          -against-

                                        C.A. No. ______

Conrail Inc., a Pennsylvania
corporation,                            96-CV-7167
Two Commerce Square
2001 Market Street
Philadelphia, PA 19101,

David M. LeVan
245 Pine Street
Philadelphia, PA 19103-7044,

H. Furlong Baldwin
4000 N. Charles Street
Baltimore, MD 21218-1756,

Daniel B. Burke
Capital Cities/ABC Inc.
77 W. 66th Street
New York, NY 10023-6201,

(Caption continued on next page)

             IN THE UNITED STATES DISTRICT COURT
          FOR THE EASTERN DISTRICT OF PENNSYLVANIA

Roger S. Hillas
Two Commerce Square
2001 Market Street
Philadelphia, PA 19101,

Claude S. Brinegar
1574 Michael Lane
Pacific Palisades, CA 90272-2026,

Kathleen Foley Feldstein
147 Clifton Street
Belmont, MA 02178-2603,

David B. Lewis
1755 Burns Street
Detroit, MI 48214-2848,

John C. Marous
109 White Gate Road
Pittsburgh, PA 15238,

David H. Swanson
Countrymark Inc.
950 N. Meridian Street
Indianapolis, IN 46204-3909,

E. Bradley Jones
2775 Lander Road
Pepper Pike, OH 44124-4808,

Raymond T. Schuler
Two Commerce Square
2001 Market Street
Philadelphia, PA 19101,

          and

CSX Corporation
One James Center
901 East Carey Street
Richmond, VA 23219,

                    Defendants.

---------------------------------x

       COMPLAINT FOR DECLARATORY AND INJUNCTIVE RELIEF

          Plaintiffs, by their undersigned attorneys, as and

for their complaint, allege upon knowledge with respect to

themselves and their own acts, and upon information and

belief as to all other matters, as follows:

                    Nature of the Action

          1.  This action arises from the attempt by

defendants Conrail, Inc. ("Conrail"), its directors, and CSX

Corporation ("CSX") to coerce, mislead, and fraudulently

manipulate Conrail's shareholders to swiftly deliver control of Conrail to CSX and to forestall any competing higher bid

for Conrail by plaintiff Norfolk Southern Corporation

("NS").  Defendants' actions are in violation of the federal securities laws governing proxy solicitations and tender

offers.  Further, several of defendants' actions are illegal and ultra vires under Pennsylvania statutory law.  Finally,

defendants' actions are in plain breach of the defendant

Conrail directors' fiduciary duties of care and loyalty.

          2.  In a surprise move on October 15, 1996,

defendants Conrail and CSX announced a deal to rapidly

transfer control of Conrail to CSX and foreclose any other bids for Conrail (the "CSX Transaction"). The CSX

Transaction is to be accomplished through a complicated

multi-tier structure involving a coercive front-end loaded

cash tender offer, a lock-up stock option and, following

required regulatory approvals or exemptions, a back-end

merger in which Conrail shareholders will receive stock and,

under certain circumstances, cash.  According to the October

16, 1996 Wall Street Journal, the blended value of the CSX

Transaction was $89 per Conrail share.  Integral to this

deal are executive succession and compensation guarantees

for Conrail management and board composition covenants

effectively ensuring Conrail directors of continued board

seats.

          3.  Because plaintiff NS believes that a business

combination between Conrail and NS would yield benefits to

both companies and their constituencies far superior to any

benefits offered by the proposed Conrail/CSX combination, NS is today announcing its intention to commence, through its

wholly-owned subsidiary, plaintiff NEW ACQUISITION

CORPORATION ("NAC") a cash tender offer (the "NS Offer") for any and all shares of Conrail stock at $100 per share, to be followed by a cash merger at the same price (the "Proposed

Merger," and together with the NS Offer, the "NS Proposal").

          4.  By this action, plaintiffs NS, NAC, and

Kathryn B. McQuade, a Conrail shareholder, seek emergency

relief against defendants' illegal attempt to lock-up the

rapid sale of control of Conrail to CSX through their scheme of coercion, deception and fraudulent manipulation.

Specifically, plaintiffs seek:

     - Injunctive relief with respect to defendants' violations of the federal securities laws, including preliminary injunctive relief enjoining the special meeting of Conrail's shareholders scheduled for November 14, 1996 and enjoining the consummation of CSX's tender offer until corrective disclosures are made and adequately disseminated.

- Declaratory and injunctive relief with respect to illegal and ultra vires acts by Conrail and its directors, including a proposed amendment to Conrail's charter and the September 1995 amendment of Conrail's Poison Pill Plan to include a "Continuing Director" limitation on amendment and redemption.
     - Declaratory and injunctive relief concerning breach of the Conrail directors' fiduciary duties of loyalty and care in attempting to lock up the sale of control of Conrail to CSX.

In addition, to facilitate the NS Proposal, plaintiffs seek

certain declaratory relief with respect to replacement of

Conrail's Board of Directors at Conrail's next annual

meeting of shareholders.

                   Jurisdiction and Venue

          5.  This Court has jurisdiction over this

complaint pursuant to 28 U.S.C. Sections 1331 and 1367.

          6.  Venue is proper in this District pursuant to

28 U.S.C. Section 1391.

                         The Parties

          7.  Plaintiff NS is a Virginia corporation with

its principal place of business in Norfolk, Virginia.  NS is a holding company operating rail and motor transportation

services through its subsidiaries.  As of December 31, 1995,

NS' railroads operated more than 14,500 miles of road in the states of Alabama, Florida, Georgia, Illinois, Indiana,

Iowa, Kentucky, Louisiana, Maryland, Michigan, Mississippi,

Missouri, New York, North Carolina, Ohio, Pennsylvania,

South Carolina, Tennessee, Virginia and West Virginia, and

the Province of Ontario, Canada.  The lines of NS' railroads reach most of the larger industrial and trading centers in

the Southeast and Midwest, with the exception of those in

Central and Southern Florida.  In the fiscal year ended

December 31, 1995, NS had net income of $712.7 million on

total transportation operating revenues of $4.668 billion.

According to the New York Times, NS "is considered by many

analysts to be the nation's best-run
railroad." NS is the beneficial owner of 100 shares of

common stock of Conrail.

          8.  Plaintiff NAC is a Pennsylvania corporation.

The entire equity interest in NAC is owned by NS.  NAC was

organized by NS for the purpose of acquiring the entire

equity interest in Conrail.

          9.  Plaintiff Kathryn B. McQuade is and has been,

at all times relevant to this action, the owner of Conrail

common stock.

          10.  Defendant Conrail is a Pennsylvania

corporation with its principal place of business in

Philadelphia, Pennsylvania.  Conrail is the major freight

railroad serving America's Northeast-Midwest region,

operating over a rail network of approximately 11,000 route

miles.  Conrail's common stock is widely held and trades on

the New York Stock Exchange.  During the year ended December

31, 1995, Conrail had net income of $264 million on revenues of $3.68 billion.  On the day prior to announcement of the

CSX Transaction, the closing per share price of Conrail

common stock was $71.

          11.  Defendant David M. LeVan is President, Chief

Executive Officer, and Chairman of Conrail's Board of

Directors.  Defendants H. Furlong Baldwin, Daniel B. Burke,

Roger S. Hillas, Claude S. Brinegar, Kathleen

Foley Feldstein, David B. Lewis, John C. Marous, David H.

Swanson, E. Bradley Jones, and Raymond T. Schuler are the

remaining directors of Conrail.  The foregoing individual

defendant directors of Conrail (collectively, the "Defendant

Directors") owe fiduciary duties to Conrail and its

stockholders, including plaintiffs.

          12.  Defendant CSX is a Virginia corporation with

its principal place of business in Richmond, Virginia.  CSX

is a transportation company providing rail, intermodal,

ocean container-shipping, barging, trucking and contract

logistic services.  CSX's rail transportation operations

serve the southeastern and midwestern United States.

                     Factual Background

The Offer

          13.  In response to the surprise October 15

announcement of the CSX Transaction, on October 23, 1996, NS announced its intention to commence a public tender offer

for any and all shares of Conrail common stock at a price of

$100 in cash per share.  NS further announced that it

intends, as soon as practicable following the closing of the

Offer, to acquire the entire equity interest in Conrail by

causing it to merge with NAC in the Proposed Merger.  In the

Proposed Merger, Conrail
common stock not tendered and accepted in the Offer would be converted into the right to receive $100 in cash per share.

The Offer and the Proposed Merger represent a 40.8% premium

over the closing market price of Conrail stock on October

14, 1996, the day prior to announcement of the CSX

Transaction.



          14.  In a letter to be delivered on October 23,

1996 to the Defendant Directors, NS states that it is

flexible as to all aspects of the NS proposal and expresses

its eagerness to negotiate a friendly merger with Conrail.

The letter indicates, in particular, that while the NS

Proposal is a proposal to acquire the entire equity interest in Conrail for cash, NS is willing to discuss, if the

Conrail board so desires, including a substantial equity

component to the consideration to be paid in a negotiated

transaction so that current Conrail shareholders could have

a continuing interest in the combined NS/Conrail enterprise.

The Current Crisis:  In A Surprise Move
Intended To Foreclose Competing Bids,
Conrail and CSX Announce On October 15
That Conrail Has Essentially Granted
CSX A Lock-Up Over Control Of The Company, And
Conrail Schedules A Special Meeting Of Its
Shareholders On Short Notice To Approve A
Discriminatory Charter Amendment Designed To
Facilitate Completion Of The Lock-Up Deal

          15.  After many months of maintaining that Conrail

was not for sale, on October 16, 1996 the Conrail Board

announced an abrupt about face:  Conrail would be sold to

CSX in a multiple-step transaction designed to swiftly

transfer effective, if not absolute, voting control over

Conrail to a voting trustee who would be contractually

required to vote to approve CSX's acquisition of the entire

equity interest in Conrail through a follow-up stock merger.

          16.  Indeed, if the relief requested herein is not

granted, the fate of Conrail could be effectively determined on November 14, 1996, just 23 business days after

announcement of the CSX transaction.  That is when Conrail

shareholders will be called upon to vote on a proposed

amendment to Conrail's certificate of incorporation designed to facilitate the swift transfer of control in favor of CSX,

and only CSX.  If they approve the Charter Amendment, and

then, in the misinformed belief that the NS Proposal does

not present a viable and superior alternative, tender 40% of

Conrail's stock to CSX, Conrail's shareholders will have

been coerced by defendants' fraudulent and manipulative

tactics to sell Conrail to the low bidder.

Defendants Were Well Aware That
A Superior Competing Acquisition
Proposal By NS was Inevitable

          17.  For a number of years, certain members of

senior management of NS, including David R. Goode, Chairman

and Chief Executive Officer of Norfolk Southern, have spoken numerous times with senior management of Conrail, including

former Conrail Chairman and CEO, James A. Hagen and current

Conrail Chairman and CEO, defendant David W. LeVan

concerning a possible business combination between NS and

Conrail.  Ultimately, Conrail management encouraged such

discussions prior to Mr. Hagen's retirement as Chief

Executive Officer of Conrail.  Conrail discontinued such

discussions in September 1994, when the Conrail Board

elected Mr. LeVan as Conrail's President and Chief Operating

Officer as a step toward ultimately installing him as Chief

Executive Officer and Chairman upon Mr. Hagen's departure.

          18.  Prior to 1994, senior management of NS and

Conrail discussed, from time to time, opportunities for

business cooperation between the companies, and, in some of

those discussions, the general concept of a business

combination.  While the companies determined to proceed with certain business cooperation opportunities, including the

Triple Crown Services joint venture, no
decisions were reached concerning a business combination at

that time.

          19.  In March of 1994, Mr. Hagen approached Mr.

Goode to suggest that under the current regulatory

environment, Conrail management now believed that a business combination between Conrail and NS could be accomplished,

and that the companies should commence discussion of such a

transaction.  Mr. Goode agreed to schedule a meeting between legal counsel for NS and Conrail for the purpose of

discussing regulatory issues.  Following that meeting, Mr.

Goode met with Mr. Hagen to discuss in general terms an

acquisition of Conrail by NS.  Thereafter, during the period from April through August 1994, management and senior

financial advisors of the respective companies met on

numerous occasions to negotiate the terms of a combination

of Conrail and NS.  The parties entered into a

confidentiality agreement on August 17, 1994.  During these

discussions, Mr. Hagen and other representatives of Conrail

pressed for a premium price to reflect the acquisition of

control over Conrail by NS.  Initially, NS pressed instead

for a stock-for-stock merger of equals in which no control

premium would be paid to Conrail shareholders.  Conrail

management insisted on a control premium, however, and

ultimately
the negotiations turned toward a premium stock-for-stock

acquisition of Conrail.

          20.  By early September 1994, the negotiations

were in an advanced stage.  NS had proposed an exchange

ratio of 1-to-1, but Conrail management was still pressing

for a higher premium.  In a meeting in Philadelphia on

September 23, 1994, Mr. Goode increased the proposed

exchange ratio to 1.1-to-1, and left the door open to an

even higher ratio.  Mr. Hagen then told Mr. Goode that they

could not reach agreement because the Conrail board had

determined to remain independent and to pursue a stand alone policy.  The meeting then concluded.

          21.  The 1.1 to 1 exchange ratio proposed by Mr.

Goode in September of 1994 reflected a substantial premium

over the market price of Conrail stock at that time.  If one applies that ratio to NS's stock price on October 14, 1996

-- the day the Conrail Board approved the CSX Transaction --

it implies a per share acquisition price for Conrail of over

$101.  Thus, there can be no question that Mr. LeVan, if not

Conrail's Board, was well aware that NS would likely be

willing and able to offer more -- to Conrail's shareholders,

rather than management, that is -- than CSX could offer for

an acquisition of Conrail.

Defendant LeVan Actively Misleads NS
Management In Order To Permit Him To
Lock Up The Sale of Conrail to CSX

          22.  During the period following September of

1994, Mr. Goode from time to time had conversations with Mr.

LeVan.  During virtually all of these conversations, Mr.

Goode expressed NS's strong interest in negotiating an

acquisition of Conrail.  Mr. LeVan responded that Conrail

wished to remain independent.  Nonetheless, Mr. Goode was

led to believe that if and when the Conrail Board determined to pursue a sale of the company, it would do so through a

process in which NS would have an opportunity to bid.

          23.  At its September 24, 1996 meeting, the NS

Board reviewed its strategic alternatives and determined

that NS should press for an acquisition of Conrail.

Accordingly, Mr. Goode again contacted Mr. LeVan to (i)

reiterate NS's strong interest in acquiring Conrail and (ii)

request a meeting at which he could present a concrete

proposal.  Mr. LeVan responded that the Conrail board would

be holding a strategic planning meeting that month and that

he and Mr. Goode would be back in contact after that

meeting.  Mr. Goode emphasized that he wished to communicate

NS's position so that Conrail's Board would be aware of it

during the strategic planning
meeting.  Mr. LeVan stated that it was unnecessary for Mr.

Goode to do so.  At that point, the conversation concluded.

          24.  Following September 24, Mr. LeVan did not

contact Mr. Goode.  Finally, on Friday, October 4, 1996, Mr.

Goode telephoned Mr. LeVan.  Mr. Goode again reiterated NS's strong interest in making a proposal to acquire Conrail.

Mr. LeVan responded that the Conrail Board would be meeting

on October 16, 1996, and assumed that he and Mr. Hagen would contact Mr. Goode following that meeting.  Mr. Goode again

stated that NS wanted to make a proposal so that the Conrail

Board would be aware of it.  Mr. LeVan stated that it was

unnecessary to do so.

On the Day Before the Purportedly
Scheduled Meeting of Conrail's Board,
Defendants Announce the CSX Transaction

          25.  To NS's surprise and dismay, on October 15,

1996, Conrail and CSX announced that they had entered into a definitive merger agreement (the "CSX Merger Agreement")

pursuant to which control of Conrail would be swiftly sold

to CSX and then a merger would be consummated following

required regulatory approvals (the "CSX Transaction").  The

Wall Street Journal reported on October 16, 1996 that the

CSX Transaction, in which

Conrail shareholders would receive cash and stock

consideration, was valued at $89 per Conrail share.  The CSX

Transaction includes a break-up fee of $300 million and a

lock-up stock option agreement threatening substantial

dilution to any rival bidder for control of Conrail.

Integral to the CSX Transaction are covenants substantially

increasing Mr. LeVan's compensation and guaranteeing that he will succeed John W. Snow, CSX's Chairman and Chief

Executive Officer, as the combined company's CEO and

Chairman.

CSX's Snow Implies That the CSX Transaction
Is a Fait Accompli and States That Conrail's
Directors Have Almost No Fiduciary Duties

          26.  On October 16, 1996, Mr. Goode met in

Washington, D.C. with Mr. Snow to discuss the CSX

Transaction and certain regulatory issues that its

consummation would raise.  Mr. Snow advised Mr. Goode during that meeting that Conrail's counsel and investment bankers

had ensured that the CSX Transaction would be "bulletproof,"

implying that the sale of control of Conrail to CSX is now a fait accompli.  Mr. Snow added that the "Pennsylvania

statute," referring to Pennsylvania's Business Corporation

Law, was "great," and that Conrail's directors have almost

no fiduciary duties.  Mr. Snow's comments were intended to

discourage NS from
making a competing offer for control of Conrail and to

suggest that NS had no choice but to negotiate with CSX for

access to such portions of Conrail's rail system as would be necessary to address the regulatory concerns that would be

raised by consummation of the CSX Transaction.  After Mr.

Snow told Mr. Goode what CSX was willing to offer to NS in

this regard, the meeting concluded.

NS Responds With a
Superior Offer for Conrail

          27.  On October 22, the NS Board met to review its

strategic options in light of announcement of the CSX

Transaction.  Because the NS Board believes that a

combination of NS and Conrail would offer compelling

benefits to both companies, their shareholders, and their

other constituencies, it determined that NS should make a

competing bid for Conrail.  On October 23, 1996, the date of this Complaint, NS is publicly announcing its intention to

commence a cash tender offer for any and all shares of

Conrail stock for $100 per share, to be followed, after

required regulatory approvals, by a cash merger at the same

price.

                     The CSX Transaction

Rapid Transfer of Control

          28.  The CSX transaction is structured to include

(i) a first step cash tender offer for up to 19.9% of

Conrail's stock, (ii) an amendment to Conrail's charter to

opt out of coverage under Subchapter 25E of Pennsylvania's

Business Corporation Law (the "Charter Amendment"), which

requires any person acquiring control over 20% or more of

the corporation's voting power to acquire all other shares

of the corporation for a "fair price," as defined in the

statute, in cash, (iii) following such amendment, an

acquisition of additional shares which, in combination with

other shares already acquired, would constitute at least 40%

and up to approximately 50% of Conrail's stock, and (iv)

following required regulatory approvals, consummation of a

follow-up stock-for-stock merger.

          29.  Thus, once the Charter Amendment is approved,

CSX will be in a position to acquire either effective or

absolute control over Conrail.  Conrail admits that the CSX

Transaction contemplates a sale of control of Conrail.  In

its preliminary proxy materials filed with the SEC, Conrail

stated that if CSX acquires 40% of Conrail's stock, approval of the merger will be

"virtually certain."  CSX could do so either by increasing

the number of shares it will purchase by tender offer, or,

if tenders are insufficient, by accepting all tendered

shares and exercising the Stock Option.  CSX could obtain

"approximately 50 percent" of Conrail's shares by purchasing

40% pursuant to tender offer and by exercising the Stock

Option, in which event shareholder approval of the CSX

Merger will be, according to Conrail's preliminary proxy

statement, "certain."

          30.  The swiftness with which the CSX Transaction

is designed to transfer control over Conrail to CSX can only be viewed as an attempt to lock up the CSX Transaction and

benefits it provides to Conrail management, despite the fact that a better deal, financially and otherwise, is available

for Conrail, its shareholders, and its other legitimate

constituencies.

The Charter Amendment

          31.  Conrail's Preliminary Proxy Materials for the

November 14, 1996 Special Meeting set forth the resolution

to be voted upon by Conrail's shareholders as follows:

     An amendment (the "Amendment") of the Articles of Incorporation of Conrail is hereby approved and adopted, by which, upon the effectiveness of such amendment Article Ten thereof will be amended and restated in its entirety as follows: Subchapter E, Subchapter G and
     Subchapter H of Chapter 25 of the Pennsylvania
     Business Corporation Law of 1988, as amended, shall not be applicable to the Corporation; and further, that the Board of Directors of Conrail, in its discretion, shall be authorized to direct certain executive officers of Conrail to file or not to file the Articles of Amendment to Conrail's
     Articles of Incorporation reflecting such
     Amendment or to terminate the Articles of Amendment prior to their effective date, if the Board determines such action to be in the best interests of Conrail.

          32.  Further, the preliminary proxy materials

state that

     Pursuant to the Merger Agreement and in order to facilitate the transactions contemplated thereby, if the [Charter Amendment] is approved, Conrail would be required to file the Amendment with the Pennsylvania Department of State so as to permit the acquisition by CSX of in excess of 20% of the shares, such filing to be made and effective immediately prior to such acquisition. If CSX is not in a position to make such acquisition
     (because, for example, shares have not been tendered to CSX, Conrail is not required to make such filing, (although approval of the [Charter
     Amendment] will authorize Conrail to do so) and Conrail does not currently intend to make such filing unless it is required under the Merger
     Agreement to permit CSX to acquire in excess of 20% of the Shares.

          33.  Thus, if Conrail shareholders fail to tender

sufficient shares to CSX to permit CSX to acquire in excess

of 20% of the shares, for example, because they wish to

instead accept the superior NS Proposal, the Defendant

Directors are actually asking Conrail
shareholders to grant them the authority to discriminatorily withhold the filing of the Charter Amendment, and thereby

attempt to prevent consummation of the NS Proposal.

LeVan's Deal

          34.  As an integral part of the CSX Transaction,

CSX, Conrail, and defendant LeVan have entered into an

employment agreement dated as of October 14, 1996 (the

"LeVan Employment Agreement"), covering a period of five-

years from the effective date of any merger between CSX and

Conrail.  The LeVan Employment Agreement provides that Mr.

LeVan will serve as Chief Operating Officer and President of the combined CSX/Conrail company, and as Chief Executive

Office and President of the railroad businesses of Conrail

and CSX, for two years from the effective date of a merger

between CSX and Conrail (the "First Employment Segment").

Additionally, Mr. LeVan will serve as Chief Executive

Officer of the combined CSX/Conrail company for a period of

two years beginning immediately after the First Employment

Segment (the "Second Employment Segment").  During the

period commencing immediately after the Second Employment

Segment, or, if earlier, upon the termination of Mr. Snow's

status as Chairman of the Board (the "Third

Employment Segment"), Mr. LeVan will additionally serve as

Chairman of the Board of the combined CSX/Conrail company.

          35.  Defendant LeVan received a base salary from

Conrail of $514,519 and a bonus of $24,759 during 1995.  The

LeVan Employment Agreement ensures substantially enhanced

compensation for defendant LeVan.  It provides that during

the First Employment Segment, Mr. LeVan shall receive annual base compensation at least equal to 90% of the amount

received by the Chief Executive Officer of CSX, but not less than $810,000, together with bonus and other incentive

compensation at least equal to 90% of the amount received by the Chief Executive Officer of CSX.  During 1995, Mr. Snow

received a base salary of $895,698 and a bonus having a cash value of $1,687,500.  Thus, if Mr. Snow's salary and bonus

were to equal Mr. Snow's 1995 salary and bonus, the LeVan

Employment Agreement would provide LeVan with a salary of

$810,000 and a bonus of $1,518,750 in the First Employment

Period.  During the Second and Third Employment Segments,

Mr. LeVan will receive compensation in an amount no less

than that received by the Chief Executive Officer during the

First Employment Segment, but not less than $900,000.

          36.  If CSX terminates Mr. LeVan's employment for

a reason other than cause or disability or Mr. LeVan

terminates employment for good reason (as those terms are

defined in the LeVan Employment Agreement), Mr. LeVan will

be entitled to significant lump sum cash payments based on

his compensation during the five year term of the employment agreement, continued employee welfare benefits for the

longer of three years or the number of years remaining in

the employment agreement; and the immediate vesting of

outstanding stock-based awards.

The $300 Million Break-Up Fee

          37.  The CSX Merger Agreement provides for a $300

million break-up fee.  This fee would be triggered if the

CSX Merger Agreement were terminated following a competing

takeover proposal.

          38.  This breakup fee is disproportionally large,

constituting over 3.5% of the aggregate value of the CSX

Transaction.  The breakup fee unreasonably tilts the playing field in favor of the CSX Transaction -- a transaction that

the defendant directors knew, or reasonably should have

known, at the time they approved the CSX Transaction,

provided less value and other benefits to Conrail and its

constituencies than would a transaction with NS.

The Lock-Up Stock Option

          39.  Concurrently with the Merger Agreement,

Conrail and CSX entered into an option agreement (the "Stock

Option Agreement") pursuant to which Conrail granted to CSX

an option, exercisable in certain events, to purchase

15,955,477 Shares of Conrail common stock at an exercise

price of $92.50 per share, subject to adjustment.

          40.  If, during the time that the option under the

Stock Option Agreement is exercisable, Conrail enters into

an agreement pursuant to which all of its outstanding common shares are to be purchased for or converted into, in whole

or in part, cash, in exchange for cancellation of the

Option, CSX shall receive an amount in cash equal to the

difference (if positive) between the closing market price

per Conrail Common Share on the day immediately prior to the consummation of such transaction and the purchase price.  In the event (i) Conrail enters into an agreement to

consolidate with, merge into, or sell substantially all of

its assets to any person, other than CSX or a direct or

indirect subsidiary thereof, and Conrail is not the

surviving corporation, or (ii) Conrail allows any person,

other than CSX or a direct or indirect subsidiary thereof,

to
merge into or consolidate with Conrail in a series of

transactions in which the Conrail Common Shares or other

securities of Conrail represent less than 50% of the

outstanding voting securities of the merged corporation,

then the option will be adjusted, exchanged, or converted

into options with identical terms as those described in the

Stock Option Agreement, appropriately adjusted for such

transaction.

          41.  CSX and Conrail also entered into a similar

option agreement, pursuant to which CSX granted to Conrail

an option, exercisable only in certain events, to purchase

43,090,773 shares of CSX Common Stock at an exercise price

of $64.82 per share.

          42.  The exercise price of the option under the

Stock Option Agreement is $92.50 per share.  The Stock

Option Agreement contemplates that 15,955,477 authorized but unissued Conrail shares would be issued upon its exercise.

Thus, for each dollar above $92.50 that is offered by a

competing bidder for Conrail, such as NS, the competing

acquiror would suffer $15,955,477 in dilution.  Moreover,

there is no cap to the potential dilution.  At NS's offer of

$100 per share, the dilution attributable to the Stock

Option would be $119,666,077.50.  At a hypothetical offering price of

$101 per share, the dilution would total $135,621,554.50.

This lock-up structure serves no legitimate corporate

purpose, as it imposes increasingly severe dilution

penalties the higher the competing bid!

          43.  At the current $100 per share level of NS's

bid, the sum of the $300 million break-up fee and Stock

Option dilution of $119,666,077.50 constitutes nearly 5.2%

of the CSX Transaction's $8.1 billion value.  This is an

unreasonable impediment to NS's offer.  Moreover, because

these provisions were not necessary to induce an offer that

is in Conrail's best interests, but rather were adopted to

lock up a deal providing Conrail's management with personal

benefits while selling Conrail to the low bidder, their

adoption constituted a plain breach of the defendant

directors' fiduciary duty of loyalty.

Selective Discriminatory
Treatment of Competing Bids

          44.  Finally, the Conrail board has breached its

fiduciary duties by selectively (i) rendering Conrail's

poison pill rights plan inapplicable to the CSX Transaction,

(ii) approving the CSX Transaction and thus exempting it

from the 5-year merger moratorium under Pennsylvania's

Business Combination Statute, and (iii), as noted above, purporting to approve the Charter Amendment in favor of CSX only.

          45.  While Pennsylvania law does not require

directors to amend or redeem poison pill rights or to take

action rendering anti-takeover provisions inapplicable, the

law is silent with respect to the duties of directors once

they have determined to do so.  Once directors have

determined to render poison pill rights and anti-takeover

statutes inapplicable to a change of control transaction,

their fundamental fiduciary duties of care and loyalty

require them to take such actions fairly and equitably, in

good faith, after due investigation and deliberation, and

only for the purpose of fostering the best interests of the

corporation, and not to protect selfish personal interests

of management.

          46.  Thus, Conrail's directors are required to act

evenhandedly, redeeming the poison pill rights and rendering anti-takeover statutes inapplicable only to permit the best

competing control transaction to prevail.  Directors cannot

take such selective and discriminatory defensive action to

favor corporate executives' personal interests over those of the corporation, its shareholders, and other legitimate

constituencies.

           Defendants' Campaign Of Misinformation

          47.  On October 15, 1996, Conrail and CSX issued

press releases announcing the CSX transaction, and Conrail

published and filed preliminary proxy materials with the

SEC.  On October 16, 1996, CSX filed and published its

Schedule 14D-1 Tender Offer Statement and Conrail filed its

Schedule 14D-9 Solicitation/Recommendation Statement.  These

communications to Conrail's shareholders reflect a scheme by defendants to coerce, mislead and fraudulently manipulate

such shareholders to swiftly deliver control of Conrail to

CSX and effectively frustrate any competing higher bid.

          48.  Conrail's Preliminary Proxy Statement

contains the following misrepresentations of fact:

               (a)  Conrail states that "certain provisions

     of Pennsylvania law effectively preclude . . . CSX from

     purchasing 20% or more" of Conrail's shares in the CSX

     Offer "or in any other manner (except the [CSX]

     Merger."  This statement is false.  The provisions of

     Pennsylvania law to which Conrail is referring are

     those of Subchapter 25E of the Pennsylvania Business

     Corporation law.  This law does not "effectively

     preclude" CSX from purchasing 20% or more of Conrail's

     stock other than through
     the CSX Merger.  Rather, it simply requires a purchaser

     of 20% or more of Conrail's voting stock to pay a fair

     price in cash, on demand, to the holders of the

     remaining 80% of the shares.  The real reason that CSX

     will not purchase 20% or more of Conrail's voting stock

     absent the Charter Amendment is that, unlike NS, CSX is

     unable or unwilling to pay a fair price in cash for

     100% of Conrail's stock.

               (b)  Conrail states that its "Board of

     Directors believes that Conrail shareholders should

     have the opportunity to receive cash in the nearterm

     for 40% of [Conrail's] shares," and that "[t]he Board

     of Directors believes it is in the best interests of

     shareholders that they have the opportunity to receive

     cash for 40% of their shares in the near term."  These

     statements are false.  First of all, the Conrail Board

     believes that Conrail shareholders should have the

     opportunity to receive cash in the near-term for 40% of

     Conrail's shares only if such transaction will swiftly

     deliver effective control of Conrail to CSX.  Second,

     the Conrail Board of Directors does not believe that

     such swift transfer of control to CSX is in the best interests of Conrail shareholders; rather, the Conrail

     Board of Directors believes that swift transfer of

     effective control over Conrail to CSX through the CSX

     Offer will lock-up the CSX Transaction and preclude

     Conrail shareholders from any opportunity to receive

     the highest reasonably available price in a sale of

     control of Conrail.

          49.  CSX's Schedule 14D-1 contains the following

misrepresentations of fact:

               (a)  CSX states that the "purpose of the

     [CSX] Offer is for [CSX] . . . to acquire a significant

     equity interest in [Conrail] as the first step in a

     business combination of [CSX] and [Conrail]."  This

     statement is false.  The purpose of the CSX Offer is to

     swiftly transfer effective control over Conrail to CSX

     in order to lock up the CSX Transaction and foreclose

     the acquisition of Conrail by any competing higher

     bidder.

               (b)  CSX states that "the Pennsylvania

     Control Transaction Law effectively precludes [CSX,

     through its acquisition subsidiary] from purchasing 20%

     or more of Conrail's shares pursuant to the [CSX]

     Offer."  This statement is false.  The provisions of

     Pennsylvania law to which Conrail is
     referring are those of Subchapter 25E of the

     Pennsylvania Business Corporation law.  This law does

     not "effectively preclude" CSX from purchasing 20% or

     more of Conrail's stock other than through the CSX

     Merger.  Rather, it simply requires a purchaser of 20%

     or more of Conrail's voting stock to pay a fair price

     in cash, on demand, to the holders of the remaining 80%

     of the shares.  The real reason that CSX will not

     purchase 20% or more of Conrail's voting stock absent

     the Charter Amendment is that, unlike NS, CSX is unable

     or unwilling to pay a fair price in cash for 100% of

     Conrail's stock.

          50.  Conrail's Schedule 14D-9 states that "the

[CSX Transaction] . . . is being structured as a true merger-

of-equals transaction." This statement is false.  The CSX

Transaction is being structured as a rapid, locked-up sale

of control of Conrail to CSX involving a significant, albeit inadequate, control premium.

          51.  Each of the Conrail Preliminary Proxy

Statement, the CSX Schedule 14D-1, and the Conrail Schedule

14D-9 omit to disclose the following material facts, the

disclosure of which are necessary to make the statements

made in such documents not misleading:

               (a)  That both Conrail (and its senior

     management) and CSX (and its senior management) knew

     (i) that NS was keenly interested in acquiring Conrail,

     (ii) that NS has the financial capacity and resources

     to pay a higher price for Conrail than CSX could, and

     (iii) that a financially superior competing bid for

     Conrail by NS was inevitable.

               (b)  That Conrail management led NS to

     believe that if and when the Conrail Board determined

     to sell Conrail, it would do so through a process in

     which NS would be given the opportunity to bid, and

     that in the several weeks prior to the announcement of

     the CSX Transaction, defendant LeVan on two occasions

     prevented Mr. Goode from presenting an acquisition

     proposal to Conrail by stating to him that making such

     a proposal would be unnecessary and that Mr. LeVan

     would contact Mr. Goode concerning NS's interest in

     acquiring Conrail following (i) the Conrail Board's

     strategic planning meeting scheduled for September 1996

     and (ii) a meeting of the Conrail Board purportedly

     scheduled for October 16, 1996.

               (c)  That in September of 1994, NS had proposed a stock-for-

     stock acquisition of Conrail at an exchange ratio of 1.1

     shares of NS stock for each
     share of Conrail stock, which ratio, if applied to the price of NS stock on the day before announcement of the CSX

     Transaction, October 14, 1996, implied a bid by NS

     worth over $101 per Conrail share.

               (d)  That the CSX Transaction was structured

     to swiftly transfer effective, if not absolute voting

     control over Conrail to CSX, and to prevent any other

     bidders from acquiring Conrail for a higher price.

               (e)  That although Conrail obtained opinions

     from Morgan Stanley and Lazard Freres that the

     consideration to be received by Conrail stockholders in

     the CSX Transaction was "fair" to such shareholders

     from a financial point of view, Conrail's Board did not

     ask its investment bankers whether the CSX Transaction

     consideration was adequate, from a financial point of

     view, in the context of a sale of control of Conrail

     such as the CSX Transaction.

               (f)  That although in arriving at their

     "fairness" opinions, both Morgan Stanley and Lazard

     Freres purport to have considered the level of

     consideration paid in comparable transactions, both

     investment bankers failed to consider the most closely comparable transaction -- NS's September 1994 merger proposal, which as noted above, would imply a

     price per Conrail share in excess of $101.

               (g)  That, if asked to do so, Conrail's

     investment bankers would be unable to opine in good

     faith that the consideration offered in the CSX

     Transaction is adequate to Conrail's shareholders from

     a financial point of view.

               (h)  That Conrail's Board failed to seek a

     fairness opinion from its investment bankers concerning

     the $300 million break-up fee included in the CSX

     Transaction.

               (i)  That Conrail's Board failed to seek a

     fairness opinion from its investment bankers concerning

     the Stock Option Agreement granted by Conrail to CSX in

     connection with the CSX Transaction.

               (j)  That the Stock Option Agreement is

     structured so as to impose increasingly severe dilution

     costs on a competing bidder for control of Conrail for

     progressively higher acquisition bids.

               (k)  That the Conrail Board intends to

     withhold the filing of the Charter Amendment following

     its approval by Conrail's stockholders if the effectiveness of such amendment would facilitate any bid for Conrail other than the CSX Transaction.

               (l)  That the Charter Amendment and/or its

     submission to a vote of the Conrail shareholders is

     illegal and ultra vires under Pennsylvania law.

               (m)  That the Conrail Board's discriminatory

     (i) use of the Charter Amendment, (ii) amendment of the

     Conrail Poison Pill and (iii) action exempting the CSX

     Transaction from Pennsylvania's Business Combination

     Statute, all to facilitate the CSX Transaction and to

     preclude competing financially superior offers for

     control of Conrail, constitute a breach of the

     defendant directors' fiduciary duty of loyalty.

               (n)  That Conrail's Board failed to conduct a

     reasonable, good faith investigation of all reasonably

     available material information prior to approving the

     CSX transaction and related agreements, including the

     lock-up Stock Option Agreement.

               (o)  That in recommending that Conrail's

     shareholders tender their shares to CSX in the CSX

     Offer, Conrail's Board did not conclude that doing so would be in the best interests of Conrail's shareholders.

               (p)  That in recommending that Conrail's

     shareholders approve the Charter Amendment, the Conrail

     Board did not conclude that doing so would be in the

     best interests of Conrail's shareholders.

               (q)  That in recommending that Conrail

     shareholders tender their shares to CSX in the CSX

     Offer, primary weight was given by the Conrail Board to

     interests of persons and/or groups other than Conrail's

     shareholders.

               (r)  That in recommending that Conrail

     shareholders tender their shares to CSX in the CSX

     Offer, primary weight was given to the personal

     interests of defendant LeVan in increasing his

     compensation and succeeding Mr. Snow as Chairman and

     Chief Executive Officer of the combined CSX/Conrail

     company.

               (s)  That the Continuing Director Requirement

     in Conrail's Poison Pill (described below in paragraphs

     54 through 60, adopted by Conrail's board in September

     1995 and publicly disclosed at that time, is illegal

     and ultra vires
     under Pennsylvania law and therefore is void and

     unenforceable.

          52.  Each of the misrepresentations and omitted

facts detailed above are material to the decisions of

Conrail's shareholders concerning whether to vote in favor

of the Charter Amendment and whether, in response to the CSX

Offer, to hold, sell to the market, or tender their shares,

because such misrepresentations and omitted facts bear upon

(i) the good faith of the Conrail directors in recommending

that Conrail shareholders approve the Charter Amendment and

tender their shares in the CSX Offer, (ii) whether taking

such actions are in the best interests of Conrail

shareholders, (iii) whether the CSX Offer represents

financially adequate consideration for the sale of control

of Conrail and/or (iv) whether the economically superior NS

Proposal is a viable, available alternative to the CSX

Transaction.  Absent adequate corrective disclosure by the

defendants, these material misrepresentations and omissions

threaten to coerce, mislead, and fraudulently manipulate

Conrail shareholders to approve the Charter Amendment and

deliver the control of Conrail to CSX in the CSX Offer, in

the belief that the NS Proposal is not an available

alternative.

           Conrail's Directors Attempt To Override
             Fundamental Principles of Corporate
             Democracy By Imposing A Continuing
           Directors Requirement in Conrail's Pill

          53.  As noted above, Conrail's directors have long

known that it was an attractive business combination

candidate to other railroad companies, including NS.

          54.  Neither Conrail management nor its Board,

however, had any intention to give up their control over

Conrail, unless the acquiror was willing to enter into board compensation, executive succession, and compensation and

benefit arrangements satisfying the personal interests of

Conrail management and the defendant directors, such as the

assignments provided for in the CSX Transaction.  They were

aware, however, that through a proxy contest, they could be

replaced by directors who would be receptive to a change in

control of Conrail regardless of defendants' personal

interests.  Accordingly, on September 20, 1995, the Conrail

directors attempted to eliminate the threat to their

continued incumbency posed by the free exercise of Conrail's stockholders' franchise.  They drastically altered Conrail's existing Poison Pill Plan, by adopting a "Continuing

Director" limitation to the Board's power to redeem the rights issued pursuant to the Rights Plan (the

"Continuing Director Requirement").

          55.  Prior to adoption of the Continuing Director

Requirement, Conrail's Rights Plan was a typical "flip-in,

flip-over" plan, designed to make an unsolicited acquisition of Conrail prohibitively expensive to an acquiror.

          56.  Under the plan, stockholders received a

dividend of originally uncertificated, unexercisable rights.

The rights would become exercisable and certificated on the

so-called "Distribution Date," which under the Rights

Agreement is defined as the earlier of 10 days following

public announcement that a person or group has acquired

beneficial ownership of 10% or more of Conrail's stock or 10 days following the commencement of a tender offer that would result in 10% or greater ownership of Conrail stock by the

bidder.  On the Distribution Date, Conrail would issue

certificates evidencing the rights, each of which would

allow the holder to purchase a share of Conrail stock at a

price set above market.  Once certificates were issued, the

rights could trade separately from the associated shares of

Conrail stock.

          57.  The rights would "flip in" when, among other

things, a person or group obtained 10% ownership of Conrail

stock.  Upon "flipping in," each right would entitle the

holder to receive common stock of Conrail having a value of

twice the exercise price of the right.  That is, each right

would permit the holder to purchase newly issued common

stock of Conrail at half price.  The person or group

acquiring the 10% or greater ownership, however, would be

ineligible to exercise such rights.  Thus, the Rights Plan

would dilute the acquiror's equity and voting position.  The rights would "flip over" if Conrail were to engage in a

merger in which it was not the surviving entity.  Holders of rights, other than the acquiror, would then have the right

to buy stock of the surviving entity at half price, again

diluting the acquiror's position.

          58.  At any time prior to the Distribution Date,

the Board of Directors of Conrail could either redeem the

rights for a nominal payment or amend the Rights Agreement

to render the rights inapplicable to an acquiror approved by the Board.  By virtue of its redemption and amendment

provisions, the original Rights Plan placed the power to

approve or prevent an acquisition in Conrail's duly elected

Board of Directors.

          59.  The September 20, 1995 adoption of the

Continuing Director Requirement changed this reservation of

power.  It added an additional requirement for amendment of

the Rights Agreement or redemption of the rights.  For such

action to be effective, at least two members of the Board

must be "Continuing Directors," and the action must be

approved by a majority of such "Continuing Directors."

"Continuing Directors" are defined as members of the Conrail

Board as of September 20, 1995, i.e., the incumbents, or

their handpicked successors.

          60.  By adopting the Continuing Director

Requirement, the Defendant Directors intentionally and

deliberately have attempted to destroy the right of

stockholders of Conrail to replace them with new directors

who would have the power to redeem the rights or amend the

Rights Agreement in the event that such new directors deemed such action to be in the best interests of the company.

That is, instead of vesting the power to accept or reject an acquisition in the duly elected Board of Directors of

Conrail, the Rights Plan as amended destroys the power of a

duly elected Board to act in connection with acquisition

offers, unless such Board happens to consist of the current

incumbents or their
hand-picked successors.  Thus, the Continuing Director

Requirement is the ultimate entrenchment device.

          61.  The Continuing Director Requirement is

invalid per se under Pennsylvania statutory law, in that it

purports to limit the discretion of future Boards of

Conrail.  Pennsylvania law requires that any such limitation on Board discretion be set forth in a By-Law adopted by the

stockholders.  See Pa. BCL Section 1721.  Thus, the

Defendant Directors were without power to adopt such a

provision unilaterally by amending the Rights Agreement.

          62.  Additionally, the Continuing Director

Requirement is invalid under Conrail's By-Laws and Articles

of Incorporation.  Under Section 3.5 of Conrail's By-Laws,

the power to direct the management of the business and

affairs of Conrail is broadly vested in its duly elected

board of directors.  Insofar as the Continuing Director

Requirement purports to restrict the power of Conrail's duly elected board of directors to redeem the rights or amend the

Rights Agreement, it conflicts with Section 3.5 of Conrail's

By-Laws and is therefore of no cause or effect.  Article

Eleven of Conrail's Articles of Incorporation permits

Conrail's entire board to be removed without cause by

stockholder
vote.  Read together with Section 3.5 of Conrail's By-Laws,

Article Eleven enables Conrail's stockholders to replace the entire incumbent board with a new board fully empowered to

direct the management of Conrail's business and affairs,

and, specifically, to redeem the rights or amend the Rights

Agreement.  Insofar as the Continuing Director Requirement

purports to render such action impossible, it conflicts with

Conrail's Articles of Incorporation and is therefore of no

cause or effect.

          63.  Furthermore, the adoption of the Continuing

Director Requirement constituted a breach of the Defendant

Directors' fiduciary duty of loyalty.  There existed no

justification for the directors to attempt to negate the

right of stockholders to elect a new Board in the event the

stockholders disagree with the incumbent Board's policies,

including their response to an acquisition proposal.

          64.  Moreover, while the Defendant Directors

disclosed the adoption of the Continuing Director

Requirement, they have failed to disclose its illegality and the illegality of their conduct in adopting it.  If they are not required to make corrective disclosures, defendants will permit the disclosure of the Continuing Director

Requirement's adoption to distort stockholder choice in connection with the special meeting, the CSX

Offer, and (if they have not successfully locked up voting

control of Conrail by then) in the next annual election of

directors.  The Defendant Directors' conduct is thus

fraudulent, in that they have failed to act fairly and

honestly toward the Conrail stockholders, and intended to

preserve their incumbency and that of current management, to the detriment of Conrail's stockholders and other

constituencies.  Accordingly, such action should be declared void and of no force or effect.  Furthermore, adequate

corrective disclosure should be required.

Conrail's Charter Permits The Removal
and Replacement of Its Entire Board of
Directors At Its Next Annual Meeting

          65.  As noted above, plaintiff NS intends to

facilitate the NS Proposal by replacing the Conrail board at

Conrail's next annual meeting.  Conrail's next annual

meeting is scheduled to be held on May 21, 1997 (according

to Conrail's April 3, 1996 Proxy Statement, as filed with

the Securities and Exchange Commission).

          66.  The Defendant Directors adopted the

Continuing Director Requirement in part because they

recognized that under Conrail's Articles, its entire

Board, even though staggered, may be removed without cause

at Conrail's next annual meeting.

          67.  Section 3.1 of Conrail's By-Laws provides

that the Conrail Board shall consist of 13 directors, but

presently there are only 11.  The Conrail Board is

classified into three classes.  Each class of directors

serves for a term of three years, which terms are staggered.

          68.  Article 11 of Conrail's Articles provides

that:

     The entire Board of Directors, or a class of the Board where the Board is classified with respect to the power to elect directors, or any individual director may be removed from office without assigning any cause by vote of stockholders entitled to cast at least a majority of the votes which all stockholders would be entitled to cast at any annual election of directors or of such class of directors.

          69.  Under the plain language of Article 11, the

entire Conrail Board, or any one or more of Conrail's

directors, may be removed without cause by a majority vote

of the Conrail stockholders entitled to vote at the Annual

Meeting.  Plaintiffs anticipate, however, that defendants

will argue that under Article 11, only one class may be

removed at each annual meeting.  Accordingly, plaintiffs

seek a declaratory judgment that
pursuant to Article 11, the entire Conrail Board, or any one or more of Conrail's directors, may be removed without cause at Conrail's next annual meeting.

                     Declaratory Relief

          70.  The Court may grant the declaratory relief

sought herein pursuant to 28 U.S.C.  Section 2201.  The

Defendant Directors' adoption of the CSX Transaction (with

its discriminatory Charter Amendment poison pill, and state

anti-takeover statute treatment and draconian lock-up

provisions) as well as their earlier adoption of the

Continuing Director Requirement, clearly demonstrate their

bad faith entrenchment motivation and, in light of the NS

Proposal, that there is a substantial controversy between

the parties.  Indeed, given the NS Proposal, the adverse

legal interests of the parties are real and immediate.

Defendants can be expected to vigorously oppose each

judicial declaration sought by plaintiffs, in order to

maintain their incumbency and defeat the NS Proposal --

despite the benefits it would provide to Conrail's

stockholders and other constituencies.

          71.  The granting of the requested declaratory

relief will serve the public interest by affording relief

from uncertainty and by avoiding delay and will conserve

judicial resources by avoiding piecemeal litigation.

                     Irreparable Injury

          72.  The Defendant Directors' adoption of the CSX

Transaction (with its discriminatory Charter Amendment,

poison pill and state antitakeover statute treatment and

draconian lock-up provisions) as well as their earlier

adoption of the Continuing Director Requirement threatens to deny Conrail's stockholders their right to exercise their

corporate franchise without manipulation, coercion or false

and misleading disclosures and to deprive them of a unique

opportunity to receive maximum value for their stock.  The

resulting injury to plaintiffs and all of Conrail's

stockholders would not be adequately compensable in money

damages and would constitute irreparable harm.

                   Derivative Allegations

          73.  Plaintiffs bring each of the causes of action

reflected in Counts One through Seven and Fourteen and

Fifteen below individually and directly.  Alternatively, to

the extent required by law, plaintiffs bring such causes of

action derivatively on behalf of Conrail.

          74.  No demand has been made on Conrail's Board of

Directors to prosecute the claims set forth herein since, for the reasons set forth below, any such demand would have been a vain and useless act:

               a.  The Defendant Directors have acted

     fraudulently by pursuing defendants' campaign of

     misinformation, described above, in order to coerce,

     mislead, and manipulate Conrail shareholders to swiftly

     deliver control of Conrail to the low bidder.

               b.  The form of resolution by which the

     shareholders are being asked to approve the Charter

     Amendment is illegal and ultra vires in that it

     purports to authorize the Conrail Board to

     discriminatorily withhold filing the certificate of

     amendment even after shareholder approval.  Thus, its

     submission to the shareholder is illegal and ultra

     vires and therefore not subject to the protections of

     the business judgment rule.

               c.  The Conrail directors' selective

     amendment of the Conrail poison pill and discriminatory

     preferential treatment of the CSX Transaction under the

     Pennsylvania Business Combination Statute were

     motivated by their personal interest in entrenchment,

     constituting a breach of
     their fiduciary duty of loyalty and rendering the

     business judgment rule inapplicable.

               d.  The defendant directors' adoption of the

     break-up fee and stock option lock-ups in favor of CSX

     was motivated by their personal interest in

     entrenchment, constituting a breach of their duty of

     loyalty and rendering the business judgment rule

     inapplicable.

               e.  The Continuing Director Requirement is

     illegal and ultra vires under Pennsylvania statutory

     law and under Conrail's charter and bylaws, rendering

     the business judgment rule inapplicable to its adoption

     by the Director Defendants.

               f.  In adopting the Continuing Director

     Requirement, each of the Defendant Directors has failed

     to act fairly and honestly toward Conrail and its

     stockholders, insofar as by doing so the Defendant

     Directors, to preserve their own incumbency, have

     purported to eliminate the stockholders' fundamental

     franchise right to elect directors who would be

     receptive to a sale of control of Conrail to the

     highest bidder.  There is no reason to think that,

     having adopted this
     ultimate in entrenchment devices, the Defendant

     Directors would take action that would eliminate it.

               g.  Additionally, the Defendant Directors

     have acted fraudulently, in that they intentionally

     have failed to disclose the plain illegality of their

     conduct.

               h.  There exists no reasonable prospect that

     the Defendant Directors would take action to invalidate

     the Continuing Director Requirement.  First, pursuant

     to Pennsylvania statute, their fiduciary duties

     purportedly do not require them to amend the Rights

     Plan in any way.  Second, given their dishonest and

     fraudulent entrenchment motivation, the Defendant

     Directors would certainly not commence legal

     proceedings to invalidate the Continuing Director

     Requirement.

          75.  Plaintiffs are currently beneficial owners of

Conrail common stock.  Plaintiffs' challenge to the CSX

Transaction (including the illegal Charter Amendment,

discriminatory treatment, and lock-ups) and to the

Continuing Director Requirement presents a strong prima

facie case, insofar as the Defendant Directors have

deliberately and intentionally, without justification, acted to foreclose free choice by Conrail's shareholders.

If this action were not maintained, serious injustice would

result, in that defendants would be permitted illegally and

in pursuit of personal, rather than proper corporate

interests to deprive Conrail stockholders of free choice and a unique opportunity to maximize the value of their

investments through the NS Proposal, and depriving plaintiff

NS of a unique acquisition opportunity.

          76.   This action is not a collusive one to confer

jurisdiction on a court of the United States which it would

not otherwise have.

                          COUNT ONE
               (Breach of Fiduciary Duty with
              Respect to the Charter Amendment)

          77.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          78.  The Conrail directors were and are obligated

by their fiduciary duties of due care and loyalty, to act in the best interests of the corporation.

          79.  In conjunction with the proposed merger, the

Conrail board of directors has approved, and recommended

that the shareholders approve, an amendment to Conrail's

charter.  The amendment is required to allow a third party

to acquire more than 20% of Conrail's stock.

          80.  The Conrail directors have publicly stated

their intention to file the amendment only if the requisite

number of shares are tendered to CSX.

          81.  By adopting the illegal Charter Amendment and

then discriminately applying it to benefit themselves, the

Conrail directors have breached their fiduciary duties of

care and loyalty.

          82.  Plaintiffs have no adequate remedy at law.

                          COUNT TWO
                  (Breach of Fiduciary Duty
              With Respect to the Poison Pill)

          83.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          84.  The Conrail board of directors adopted its

Poison Pill Plan with the ostensible purpose of protecting

its shareholders against the consummation of unfair

acquisition proposals that may fail to maximize shareholder

value.

          85.  The Conrail Board has announced its intention

to merge with CSX and the Conrail Board has also sought to

exempt CSX from the provisions in the poison pill.

          86.  Additionally, the Conrail Board has committed

itself to not pursue any competing offer for the Company.

          87.  By selectively and discriminately determining

to exempt CSX, and only CSX, from the poison pill

provisions, to the detriment to Conrail's shareholders, the

Conrail directors have breached their fiduciary duties of

care and loyalty.

          88.  Plaintiffs have no adequate remedy at law.

                         COUNT THREE
                  (Breach of Fiduciary Duty
              with Respect to the Pennsylvania
               Business Combinations Statute)

          89.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          90.  By approving the CSX Offer prior to its

consummation, the Defendant Directors have rendered the

Pennsylvania Business Combinations Statute, subchapter 25F

of the Pennsylvania Business Corporation Law, and,

particularly, its five-year ban on mergers with substantial

stockholders, inapplicable to the CSX Transaction, while it

remains as an impediment to competing higher acquisition

offers such as the NS Proposal.

          91.  By selectively and discriminately exempting

the CSX Transaction from the five-year merger ban, for the

purpose of facilitating a transaction that will provide

substantial personal benefits to Conrail management while

delivering Conrail to the low bidder, the Defendant

Directors have breached their fiduciary duties of care and

loyalty.

          92.  Plaintiffs have no adequate remedy at law.

                         COUNT FOUR
               (Breach of Fiduciary Duty with
              Respect to the Lockup Provisions)

          93.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          94.  In conjunction with the merger agreement, the

Conrail Board has agreed to termination fees of $300 million and to the lock-up Stock Option Agreement.

          95.  These provisions confer no benefit upon

Conrail's shareholders and in fact operate and are intended

to operate to impede or foreclose further bidding for

Conrail.

          96.  The Conrail directors have adopted these

provisions without regard to what is in the best interest of the Company and its shareholders, in violation of their

fiduciary duties.

          97.  Plaintiffs have no adequate remedy at law.

                         COUNT FIVE
                 Declaratory Relief Against
               Conrail and Defendant Directors
            (The Continuing Director Requirement
               Is Void Under Pennsylvania Law)

          98.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          99.  Under Pennsylvania law, the business and

affairs of a Pennsylvania corporation are to be managed

under the direction of the Board of Directors unless

otherwise provided by statute or in a By-Law adopted by the

stockholders.  Pa. BCL Section 1721.

          100.  Under Pennsylvania law, agreements

restricting the managerial discretion of directors are

permissible only in statutory close corporations.

          101.  No statute countenances Conrail's and the

current Board's adoption of the Continuing Director

Requirement.  No Conrail By-Law adopted by the Conrail

stockholders provides that the current Board may limit a

future Board's management and direction of Conrail.  Conrail is not a statutory close corporation.

          102.  Adoption of the Continuing Director

Requirement constitutes an unlawful attempt by the Defendant

Directors to limit the discretion of a future

Board of Directors with respect to the management of

Conrail.  In particular, under the Continuing Director

Requirement, a duly elected Board of Directors which

includes less than two continuing directors would be unable

to redeem or modify Conrail's poison pill even upon

determining that to do so would be in Conrail's best

interests.

          103.  Plaintiffs seek a declaration that the

Continuing Director Requirement is contrary to Pennsylvania

statute and therefore null and void.

          104.  Plaintiffs have no adequate remedy at law.

                          COUNT SIX
                 Declaratory Relief Against
               Conrail and Defendant Directors
            (The Continuing Director Requirement
              Is Void Under Conrail's Articles
                of Incorporation and By-Laws)

          105.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          106.  Under Section 3.5 of Conrail's By-Laws,

               The business and affairs of the
          Corporation shall be managed under the
          direction of the Board which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles or by these By-Laws directed or required to be exercised and done by the shareholders.

          107.  Pursuant to Section 1505 of the Pennsylvania

Business Corporation Law, the By-Laws of a Pennsylvania

corporation operate as regulations among the shareholders

and affect contracts and other dealings between the

corporation and the stockholders and among the stockholders

as they relate to the corporation.  Accordingly, the Rights

Plan and the rights issued thereunder are subject to and

affected by Conrail's By-Laws.

          108.  Insofar as it purports to remove from the

duly elected board of Conrail the power to redeem the rights or amend the Rights Plan, the Continuing Director

Requirement directly conflicts with Section 3.5 of Conrail's

By-Laws, and is therefore void and unenforceable.

          109.  Article Eleven of Conrail's Articles of

Incorporation provides that Conrail's entire board may be

removed without cause by vote of a majority of the

stockholders who would be entitled to vote in the election

of directors.  Read together with Section 3.5 of Conrail's

By-Laws, Article Eleven enables the stockholders to replace

the entire incumbent board with a new board with all powers

of the incumbent board, including the power to redeem the

rights or to amend the

Rights Agreement.  The Continuing Director Requirement

purports to prevent the stockholders from doing so, and is

therefore void and unenforceable.

          110.  Plaintiffs have no adequate remedy at law.

                         COUNT SEVEN
                 Declaratory Relief Against
               Conrail and Defendant Directors
      (Adoption of the Continuing Director Requirement
        Constituted a Breach of the Duty of Loyalty)

          111.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          112.  Adoption of the Continuing Director

Requirement constituted a breach of the duty of loyalty on

the part of the Defendant Directors.  Such adoption was the

result of bad faith entrenchment motivation rather than a

belief that the action was in the best interests of Conrail.

In adopting the Continuing Director Requirement, the

Defendant Directors have purported to circumvent the Conrail stockholders' fundamental franchise rights, and thus have

failed to act honestly and fairly toward Conrail and its

stockholders.  Moreover, the Defendant Directors adopted the

Continuing Director Requirement without first conducting a

reasonable investigation.

          113.  The Continuing Director Requirement not only

impedes acquisition of Conrail stock in the NS Offer, it

also impedes any proxy solicitation in support of the NS

Proposal because Conrail stockholders will, unless the

provision is invalidated, believe that the nominees of

plaintiffs will be powerless to redeem the poison pill

rights in the event they conclude that redemption is in the

best interests of the corporation.  Thus, stockholders may

believe that voting in favor of plaintiffs' nominees would

be futile.  The Defendant Directors intended their actions

to cause Conrail's stockholders to hold such belief.

          114.  Plaintiffs seek a declaration that the

Defendant Directors' adoption of the Continuing Director

Requirement was in violation of their fiduciary duty and,

thus, null, void and unenforceable.

          115.  Plaintiffs have no adequate remedy at law.

                         COUNT EIGHT
             (Declaratory and Injunctive Relief
              Against Conrail and the Defendant
          Directors for Violation of Section 14(a)
             of the Exchange Act and Rule 14a-9
                   Promulgated Thereunder)

          116.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          117.  Section 14(a) of the Exchange Act provides

that it is unlawful to use the mails or any means or

instrumentality of interstate commerce to solicit proxies in contravention of any rule promulgated by the SEC.  15 U.S.C.

Section 78n(a).

          118.  Rule 14a-9 provides in pertinent part:  "No

solicitation subject to this regulation shall be made by

means of any . . . communication, written or oral,

containing any statement which, at the time, and in light of the circumstances under which it is made, is false and

misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the

statements therein not false or misleading . . . ."  17

C.F.R. Section 240.14a-9.

          119.  Conrail's Preliminary Proxy Statement

contains the misrepresentations detailed in paragraph 48

above.  It also omits to disclose the material facts

detailed in paragraph 51 above.

          120.  Unless defendants are required by this Court

to make corrective disclosures, Conrail's stockholders will

be deprived of their federal right to exercise meaningfully

their voting franchise.

          121.  The defendants' false and misleading

statements and omissions described above are essential links in defendants' effort to deprive Conrail's shareholders of their ability to exercise choice concerning

their investment in Conrail and their voting franchise.

          122.  Plaintiffs have no adequate remedy at law.

                         COUNT NINE
            (Against Defendant CSX For Violation
          of Section 14(d) of the Exchange Act and
                Rules Promulgated Thereunder)

          123.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          124.  Section 14(d) provides in pertinent part:

"It shall be unlawful for any person, directly or indirectly by use of the mails or by any means or instrumentality of

interstate commerce . . . to make a tender offer for . . .

any class of any equity security which is registered

pursuant to section 781 of this title, . . . if, after

consummation thereof, such person would, directly or

indirectly, be the beneficial owner of more than 5 per

centum of such class, unless at the time copies of the

offer, request or invitation are first published, sent or

given to security holders such person has filed with the

Commission a statement containing such of the information

specified in section 78m(d) of this
title, and such additional information as the Commission may by rules and regulations prosecute . . . ."  15 U.S.C.

Section 78n(d).

          125.  On October 16, 1996, defendant CSX filed

with the SEC its Schedule 14D-1 pursuant to Section 14(d).

          126.  CSX's Schedule 14D-1 contains each of the

false and misleading material misrepresentations of fact

detailed in paragraph 49 above.  Furthermore, CSX's Schedule

14D-1 omits disclosure of the material facts detailed in

paragraph 51 above.  As a consequence of the foregoing, CSX

has violated, and unless enjoined will continue to violate,

Section 14(d) of the Exchange Act and the rules and

regulations promulgated thereunder.

          127.  CSX made the material misrepresentations and

omissions described above intentionally and knowingly, for

the purpose of fraudulently coercing, misleading, and

manipulating Conrail's shareholders to tender their shares

into the CSX tender offer.

          128.  Plaintiffs have no adequate remedy at law.

                          COUNT TEN
          (Against Defendant Conrail For Violation of Section 14(d) of the Exchange Act And
                Rules Promulgated Thereunder)

          129.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          130.  Section 14(d)(4) provides in pertinent part:

"Any solicitation or recommendation to the holders of

[securities for which a tender offer has been made] to

accept or reject a tender offer or request or invitation for tender shall be made in accordance with such rules and

regulations as the [S.E.C.] may prescribed as necessary or

appropriate in the public interest of investors."  Rule 14d-

9 provides in pertinent part:  "No solicitation or

recommendation to security holders shall be made by [the

subject company] with respect to a tender offer for such

securities unless as soon as practicable on the date such

solicitation or recommendation is first published or sent or given to security holders such person . . . file[s] with the

[S.E.C.] eight copies of a Tender Offer Solicitation/

Recommendation Statement on Schedule 14D-9."

          131.  On October 16, 1996, Conrail (i) published

its board of directors' recommendation that Conrail shareholders tender their shares in the CSX Offer and (ii)

filed with the SEC its Schedule 14D-9.

          132.  Conrail's Schedule 14D-9 contains each of

the false and misleading material misrepresentations

detailed in paragraph 50 above.  Further, Conrail's Schedule

14D-9 omits disclosure of the material facts detailed in

paragraph 51 above.  As a consequence of the foregoing,

Conrail has violated, and unless enjoined will continue to

violate, Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder.

          133.  Conrail made the material misrepresentations

and omissions described above intentionally and knowingly,

for the purpose of fraudulently coercing, misleading and

manipulating Conrail's shareholders to tender their shares

into the CSX Offer.

          134.  Plaintiffs have no adequate remedy at law.

                        COUNT ELEVEN
           (Against Conrail and CSX for Violation
            of Section 14(e) of the Exchange Act
              and Rules Promulgated Thereunder)

          135.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          136.  Section 14(e) provides in pertinent part:

"It shall be unlawful for any person to make any untrue

statement of a material fact or omit to state any material

fact necessary in order to make the statements made, in the

light of the circumstances under which they are made, not

misleading, or to engage in any fraudulent, deceptive, or

manipulative acts or practices in connection with any tender offer . . . or any solicitation of security holders in

opposition to or in favor of any such offer . . . ."

Defendants have violated and threaten to violate Section

14(e).

          137.  The CSX Schedule 14D-1 constitutes a

communication made under circumstances reasonably calculated to result in the procurement of tenders from Conrail

shareholders in favor of the CSX Offer.

          138.  The Conrail Schedule 14D-9 and Proxy

Statement constitute communications made under circumstances reasonably calculated to result in the procurement of

tenders from Conrail shareholders in favor of the CSX Offer.

          139.  The CSX Schedule 14D-1 contains the false

and misleading material representations detailed in

paragraph 49 above. The CSX Schedule 14D-1 omits disclosure of the material facts detailed in paragraph 51 above.

          140.  The Conrail Schedule 14D-9 contains the

false and misleading material misrepresentations detailed in paragraph 50 above.  The Conrail Schedule 14D-9 omits

disclosure of the material facts detailed in paragraph 51

above.

          141.  The Conrail Proxy Statement contains the

false and misleading material misrepresentations detailed in paragraph 48 above.  The Conrail Proxy Statement omits

disclosure of the material facts detailed in paragraph 51

above.

          142.  These omitted facts are material to the

decisions of Conrail shareholders to hold, sell to market,

or tender their shares in the CSX tender offer.

          143.  The defendants intentionally and knowingly

made the material misrepresentations and omissions described above, for the purpose of coercing, misleading, and

manipulating Conrail shareholders to swiftly transfer

control over Conrail to CSX by tendering their shares in the

CSX Tender Offer.

          144.  Absent declaratory and injunctive relief

requiring adequate corrective disclosure, plaintiffs, as

well as all of Conrail's shareholders, will be irreparably harmed. Conrail shareholders will be coerced by defendants' fraudulent and manipulative conduct to sell

Conrail to the low bidder.  Plaintiffs NS and NAC will be

deprived of the unique opportunity to acquire and combine

businesses with Conrail.

          145.  Plaintiffs have no adequate remedy at law.

                        COUNT TWELVE
           (Against Defendants Conrail and CSX For
           Civil Conspiracy To Violate Section 14
                of the Exchange Act and Rules
                   Promulgated Thereunder)

          146.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          147.  Defendants Conrail and CSX conspired and

agreed to conduct the campaign of misinformation described

in paragraphs 48 through 51 above for the purpose of

coercing, misleading and manipulating Conrail shareholders

to swiftly transfer control over Conrail to CSX.  As set

forth in Counts Eight through Eleven above, which are

incorporated by reference herein, the defendants' campaign

of misinformation is violative of Section 14 of the Exchange

Act and the rules and regulations promulgated thereunder.

          148.  Plaintiffs have no adequate remedy at law.

                       COUNT THIRTEEN
                    (Against Conrail for
               Estoppel/Detrimental Reliance)

          149.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          150.  By his actions, silence and statements

during the period from September 1994 to October 15, 1996,

and particularly by his statements to Mr. Goode in September and October of 1996 (as detailed above in paragraphs 17

through 24, defendant LeVan, purporting to act on behalf of

Conrail and its Board of Directors and with apparent

authority to so act, led Mr. Goode to believe that Conrail's

Board was not interested in a sale of the company and that

if and when the Conrail Board decided to pursue such a sale,

it would let NS know and give NS an opportunity to bid.

          151.  Prior to October 15, 1996, NS had

justifiably relied on Mr. LeVan's false statements and

representations in refraining from making a proposal to

Conrail's Board or initiating a tender offer of its own for

Conrail shares.

          152.  Mr. LeVan and Conrail knew or should have

known that their actions, silence, statements and

representations to NS would induce NS to believe that

Conrail's board was not interested in selling the company

and that NS would be given an opportunity to bid if

Conrail's Board decided that Conrail would be sold.

          153.  Mr. LeVan and Conrail knew or should have

known that NS would rely upon their actions, silence,

statements and representations to its detriment in

refraining from making a proposal to Conrail's Board or

initiating a tender offer of its own for Conrail shares.

          154.  NS did in fact rely upon LeVan's and

Conrail's actions, silence, statements and representations

to its detriment in refraining from making a proposal to

Conrail's Board or initiating a tender offer of its own for

Conrail shares.

          155.  Conrail and its Board are estopped from

effectuating a sale of the company without giving NS an

adequate opportunity to present its competing tender offer

to the board of directors and Conrail shareholders.

Similarly, any provision in the Merger Agreement between CSX and Conrail that would impede directors' or shareholders'

ability to approve a competing tender offer or takeover

proposal, such as that made by NS, is null and void.

          156.  By virtue of NS's justifiable reliance on

Conrail's and Mr. LeVan's actions, silence and statements, it has suffered and will continue to suffer irreparable harm.

          157.  Plaintiffs have no adequate remedy at law.

                       COUNT FOURTEEN
             (Unlawful and Ultra Vires Amendment
           of Conrail's Articles of Incorporation)

          158.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          159.  The Conrail Board of Directors are

attempting to freeze out any competing tender offers and

lock-up the CSX deal, to the detriment of shareholders, by

improperly maneuvering to "opt-out" of the "antitakeover"

provisions of The Pennsylvania Business Corporation Law in a discriminatory fashion.  This procedure distorts and

subverts the provisions of the Pennsylvania statute.

          160.  At the Special Meeting of Conrail

shareholders, such shareholders will be asked to approve the following amendment to Conrail's articles of incorporation,

which has already been approved by the Conrail Board of

Directors:  "Subchapter E, Subchapter G and Subchapter H of

Chapter 25 of the Pennsylvania Business Corporation Law of

1988, as amended, shall not be applicable to the

Corporation."

          161.  The defendant directors are also asking for

authorization to exercise discretion in deciding whether or

not to file the amendment.  According to the proposed proxy

materials, the defendant directors only intend to file the

amendment if CSX is in a position to purchase more than 20%

of Conrail's shares.  Consequently, in effect, this

amendment becomes a "deal specific" opt-out.

          162.  The PBCL does not allow for such a

discriminatory application of an opt-out provision.  Section

2541(a) of the PBCL provides that Subchapter 25E will not

apply to corporations that have amended their articles of

incorporation to state that the Subchapter does not apply.

Section 1914 of the PBCL provides that an articles amendment

"shall be adopted" if it received the affirmative vote of a

majority of shareholders entitled to vote on the amendment.

While section 1914 also provides that the amendment need not be deemed to be adopted unless it has been approved by the

directors, that approval has already been given.

          163.  Conrail's Board is trying to distort and

subvert the provisions of the Pennsylvania statute by

keeping a shareholder approved opt-out from taking effect

unless the CSX deal is moving forward. The PBCL is quite clear -- it allows corporations to exercise general, not selective, opt-outs.  Therefore, any action taken at the

November 14, 1996 shareholder meeting would be a nullity.

          164.  If the November 14, 1996 shareholder meeting

is allowed to take place and the amendment is passed, NS

will suffer irreparable harm.

          165.  Plaintiffs have no adequate remedy at law.

                        COUNT FIFTEEN
                 Declaratory Relief Against
               Conrail and Defendant Directors
      (Removal of the Entire Conrail Board, Or Any One
       or More of Conrail's Directors, Without Cause)

          166.  Plaintiffs repeat and reallege each of the

foregoing allegations as if fully set forth in this

paragraph.

          167.  Plaintiffs intend, if necessary to

facilitate the NS Proposal, to solicit proxies to be used at

Conrail's next Annual Meeting to remove Conrail's current

Board of Directors.

          168.  There is presently a controversy among

Conrail, the Defendant Directors and the plaintiffs as to

whether the entire Conrail Board, or any one or more of

Conrail's directors, may be removed without cause at the

Annual Meeting by a vote of the majority of Conrail

stockholders entitled to cast a vote at the Annual Meeting.

          169.  Plaintiffs seek a declaration that Article

11 of Conrail's Articles permits the removal of the entire

Conrail Board, or any one or more of Conrail's directors,

without cause by a majority vote of the Conrail stockholders entitled to cast a vote at an annual election.

          170.  Plaintiffs have no adequate remedy at law.

          WHEREFORE, Plaintiffs respectfully request that

this Court enter judgment against all defendants, and all

persons in active concert or participation with them, as

follows:

          A.  Declaring that:

          (a)  defendants have violated Sections 14(a),

14(d) and 14(e) of the Exchange Act and the rules and

regulations promulgated thereunder;

          (b)  defendants' use of the Charter Amendment is

violative of Pennsylvania statutory law and their fiduciary

duties;

          (c)  defendants' discriminatory use of Conrail's

poison pill rights plan violates the director defendants'

fiduciary duties;

          (d)  the termination fees and stock option

agreements granted by Conrail to CSX are violative of the

defendants' fiduciary duties;

          (e)  the "Continuing Director" Requirement of

Conrail's poison pill rights plan is ultra vires and illegal under Pennsylvania Law and Conrail's Articles of

Incorporation and Bylaws; and is illegal because its

adoption constitutes a breach of the defendants' fiduciary

duties;

          (f)  Conrail's entire staggered or any one or more

of its directors, can be removed without cause at Conrail's

next annual meeting of stockholders; and

          (g)  the defendants have engaged in a civil

conspiracy to violate Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

          B.  Preliminarily and permanently enjoining the

defendants, their directors, officers, partners, employees,

agents, subsidiaries and affiliates, and all other persons

acting in concert with or on behalf of the defendants

directly or indirectly, from:

          (a)  commencing or continuing a tender offer for

shares of Conrail stock or other Conrail securities;

          (b)  seeking the approval by Conrail's

stockholders of the Charter Amendment, or, in the event it

has been approved by Conrail's stockholders, from taking any steps to make the Charter Amendment effective;

          (c)  taking any action to redeem rights issued

pursuant to Conrail's poison pill rights plan or render the

rights plan inapplicable as to any offer by CSX without, at

the same time, taking such action as to NS's outstanding

offer;

          (d)  taking any action to enforce the Continuing

Director Requirement of Conrail's poison pill rights plan;

          (e)  taking any action to enforce the termination

fee or stock option agreement granted to CSX by Conrail;

          (f)  failing to take such action as is necessary

to exempt the NS Proposal from the provisions of the

Pennsylvania Business Combination Statute; and

          (g)  holding the Conrail Special Meeting until all

necessary corrective disclosures have been made and

adequately disseminated to Conrail's stockholders.

          C.  Granting compensatory damages for all

incidental injuries suffered as a result of defendants'

unlawful conduct.

          D.  Awarding plaintiffs the costs and

disbursements of this action, including attorneys' fees.

          E.  Granting plaintiffs such other and further

relief as the court deems just and proper.



                              Respectfully submitted,


                         By:  /s/ Mary A. McLaughlin
                              Mary A. McLaughlin, Esquire
                              Attorney I.D. No. 24923
                              George G. Gordon, Esquire
                              Attorney I.D. No. 63072
                              Dechert, Price & Rhoads
                              4000 Bell Atlantic Tower
                              1717 Arch Street
                              Philadelphia, PA 19103
                              (215) 994-4000
                              Attorneys for Plaintiffs


Of Counsel:

Steven J. Rothschild
SKADDEN, ARPS, SLATE, MEAGHER & FLOM
One Rodney Square
P.O. Box 636
Wilmington, DE  19899
(302) 651-3000

                  DATED:  October 23, 1996

                        VERIFICATION

          Pursuant to Federal Rule of Civil Procedure 23.1

and 28 U.S.C. Section 1746, I, Henry C. Wolf, hereby verify

under penalty of perjury that the allegations and averments

in the foregoing Complaint for Declaratory and Injunctive

Relief are true and correct.

                              /s/ Henry C. Wolfe
                              Henry C. Wolf
                              Executive Vice President
                              Norfolk Southern Corporation



Executed on October 22, 1996.